Exhibit 99.1
BROWN SHOE REPORTS RECORD THIRD QUARTER RESULTS
Sales Increase 9.6%; Diluted EPS of $0.93
Adjusted Diluted EPS of $0.97
Fiscal 2006 Guidance Raised

ST. LOUIS, MISSOURI, November 21, 2006 - Brown Shoe Company, Inc. (NYSE:BWS) reported record results for the third quarter of fiscal 2006 ended October 28, 2006.

For the third quarter of fiscal 2006:

•	Net sales increased 9.6 percent to $676,812,000, from $617,676,000 in the third quarter of fiscal 2005;

•
Net earnings were $26,907,000, or $0.93 per diluted share, inclusive of $0.04 per diluted share for stock option expense, and compares to net earnings of $19,772,000, or $0.70 per diluted share, in the year-ago period; and

•
Adjusted net earnings were $28,307,000, or $0.97 per diluted share, inclusive of $0.04 per diluted share for stock option expense, and versus previously issued EPS guidance of $0.81 to $0.86. This compares to third quarter fiscal 2005 adjusted net earnings of $23,001,000, or $0.81 per diluted share (an increase of 24 percent, inclusive of footnote option expense in 2005. See Table 1 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures”).

Brown Shoe Chairman and CEO Ron Fromm explained, “We delivered an all-time record quarter driven by an exceptional performance by our Famous Footwear chain in the period and solid contributions from our Wholesale and Specialty Retail segments. Famous Footwear recorded an 8.2 percent increase in comparable store sales in the quarter, which, together with strong gross margin performance, fueled a 51 percent increase in its operating income, demonstrating our ability to meet our customers’ needs for fashion and value. Specialty Retail, led by Naturalizer stores, posted a 6.0 percent increase in comparable store sales during the quarter, reflecting the continuation of our efforts to improve the segment’s performance. Wholesale sales increased by 7.0 percent on the strength of our Naturalizer, Children’s and Dr. Scholl’s brands. Excluding the Bass exit costs, Wholesale operating earnings increased by 16.1 percent. In addition, we made solid progress on our strategic initiatives and continue to expect to achieve the targeted savings we announced last quarter.”

Strategic Initiatives Update
The Company continues to review and implement certain strategic initiatives as part of its earnings enhancement plan, with the goal to increase earnings and reallocate resources and investment to drive consumer preference. Key elements of the plan include: i) restructuring administrative and support areas; ii) redesigning logistics and distribution platforms; iii) reorganizing to eliminate operational redundancies; iv) realigning strategic priorities; and v) refining the supply chain process and enhancing inventory utilization.
The Company determined early in the fourth quarter that it will close its Needham, MA office and consolidate these operations into its existing New York City facilities; close its Dover, NH distribution center and utilize its existing wholesale and retail distribution network; and outsource its Canadian wholesale business to a third-party operator. The Company believes these changes will improve the efficiency of operations by locating the Bennett group in New York (re-named Brown New York) and further integrating these operations into the Company’s product development and sourcing teams.
At the same time, the Company noted that it remains in the early stages of developing certain of these earnings enhancement initiatives and, as previously indicated, it will update costs and savings estimates as these initiatives are developed.
These initiatives are currently expected to yield the following:
•	In 2006, benefits related to the strategic initiatives are expected to be minor with after-tax implementation costs of approximately $5 million;

•	In 2007, after-tax benefits continue to be estimated at $10 million to $12 million with estimated after-tax implementation costs of $16 million to $18 million; and
•	Beginning in 2008, annual after-tax benefits continue to be estimated at $17 million to $20 million.

THIRD QUARTER HIGHLIGHTS
Retail Division
Total sales at Famous Footwear rose 11.7 percent to $366,289,000 for the quarter, versus $328,059,000 for the same 13-week period last year. Same-store sales for the period rose 8.2 percent and gross margin increased by 160 basis points, leading to operating earnings growth of 51 percent to $39,553,000 from $26,178,000 for the year-ago period. Sales were led by strong performances in the women’s and children’s categories, while athletics grew 3.9 percent on a store-for-store basis. Famous Footwear opened 26 stores in the quarter and closed 10 stores, resulting in 979 stores open at quarter-end. Approximately 90 new store openings and 45 closings are expected during fiscal 2006.
The Specialty Retail segment, which includes Naturalizer, F.X. LaSalle, Via Spiga, Franco Sarto, other concept stores and the Shoes.com e-commerce business, reported sales of $68,189,000, an increase of 8.0 percent over last year’s $63,137,000. The segment generated operating income of $978,000, compared to a loss of $6,993,000 in the third quarter last year, which included pre-tax costs of $5,229,000 to close underperforming Naturalizer stores and consolidate Canadian operations. The year-over-year improvement reflects a 6.0 percent same-store sales increase, higher gross margin rates, and better expense leverage following the closing of underperforming stores in 2005. The division opened one new store and closed eight during the quarter, leaving 298 stores open in the U.S. and Canada at quarter end.

Wholesale Division
Wholesale sales increased 7.0 percent to $242,334,000, versus $226,480,000 last year, due primarily to higher sales of the Naturalizer, Children’s, and Dr. Scholl’s brands.

Wholesale operating earnings were $19,993,000, compared to $19,201,000 last year. The 2006 operating earnings are net of $2,294,000 of costs and losses associated with the previously announced exit of the Bass license. Excluding these costs, Wholesale operating earnings increased 16.1 percent in the quarter.

Balance Sheet Highlights
Inventory at October 28, 2006 was fresh and clean and totaled $434 million, compared to $429 million last year. The Company’s debt-to-capital ratio at the end of the quarter was 25.4 percent, compared to 39.0 percent at the same time last year. This decrease reflects strong operating cash flows and the repatriation of foreign cash near the end of fiscal 2005.

FIRST NINE MONTHS RESULTS
•	Net sales increased 8.2 percent to $1,831,669,000, compared with $1,692,439,000 in the first nine months last year.
•
Net earnings were $52,129,000, or $1.80 per diluted share, inclusive of $0.11 per diluted share related to stock option expense. This compares to net earnings of $27,634,000, or $0.97 per diluted share, for the first nine months of fiscal 2005.

•
Adjusted net earnings were $50,328,000, or $1.73 per diluted share, inclusive of $0.11 per diluted share related to stock option expense. This compares to adjusted net earnings of $42,860,000 or $1.51 per diluted share (an increase of 24 percent including footnote options expense in 2005) for the first nine months of fiscal 2005. (See Table 2 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures”).

OUTLOOK FOR THE FOURTH QUARTER AND FULL YEAR
The Company now expects fiscal fourth quarter diluted earnings per share to be in the range of $0.48 to $0.53, inclusive of $0.04 per diluted share related to stock option expense. This guidance range also includes estimated charges and costs related to the implementation of the Company’s strategic initiatives of $0.14 per diluted share and estimated costs and losses to exit the Bass license of $0.03 per diluted share. Excluding these costs, fourth quarter adjusted earnings per diluted share are anticipated to be in the range of $0.65 to $0.70. This compares to adjusted earnings per diluted share of $0.71 in the fourth quarter last year. (See Table 3 attached for a reconciliation from GAAP earnings to adjusted earnings and the discussion of “Non-GAAP Financial Measures”).
The Company is raising its fiscal 2006 guidance based on achieving better-than-expected third quarter results. For the full-year fiscal 2006, the Company now estimates diluted earnings per share in the range of $2.28 to $2.33, inclusive of $0.15 per diluted share for stock option expense. This guidance range also includes (i) estimated costs for implementation of the strategic initiatives of $0.18 per diluted share; (ii) estimated costs and losses associated with the exiting of the Bass license of $0.07 per diluted share; and (iii) net recoveries from insurance companies related to remediation costs associated with the Company’s Denver, Colorado facility of $0.15 per diluted share. Excluding these costs and recoveries, the Company expects fiscal 2006 earnings per diluted share in the range of $2.38 to $2.43 on an adjusted basis, inclusive of $0.15 per diluted share for stock option expense. This compares to adjusted earnings per diluted share of $2.22 in fiscal 2005 (an increase of 14 to 16 percent including footnote options expense in 2005. See Table 3 attached for a reconciliation from GAAP earnings to adjusted earnings and the discussion of “Non-GAAP Financial Measures”).
Fromm concluded, “As we look ahead, we remain excited about our growth prospects both in the near and long term. The majority of our businesses and brands are poised for expansion and we have strategies in place to take our Company to a new exciting level. We are focused on building preeminent footwear brands and we expect fiscal 2006 to represent another year of significant accomplishments toward reaching this objective, especially as we begin to implement our earnings enhancement plan, capitalize on our strength in the marketplace and benefit from our brand building initiatives.”

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges, recoveries, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures are helpful in understanding underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call
    A conference call to discuss third quarter results will be held this morning at 9:00 a.m. EST. While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live webcast to be hosted at www.brownshoe.com/investor or www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the strategic earnings enhancement plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its strategic earnings enhancement plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; and (x) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the

Company’s Annual Report for the year ended January 28, 2006, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward- looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations. The Company operates the 975+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, Via Spiga and Franco Sarto names, and Shoes.com, the Company’s e-commerce subsidiary. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl’s, Etienne Aigner, and Carlos by Carlos Santana for adults, and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company’s web site at http://www.brownshoe.com.

Contacts:

For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company	Fleishman-Hillard
314-854-4134	314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	October 28, 2006	October 29, 2005
ASSETS

Cash and Cash Equivalents	$47,512	$48,107
Receivables, Net	127,010	120,765
Inventories, Net	433,927	429,147
Other Current Assets	17,863	24,704
Total Current Assets	626,312	622,723

Property, Plant and Equipment, Net	126,415	116,067
Goodwill and Intangible Assets, Net	216,748	186,817
Other Assets	86,050	87,431
	$1,055,525	$1,013,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings Under Revolving Credit Agreement	$20,500	$67,500
Trade Accounts Payable	153,307	125,542
Accrued Expenses	139,263	126,236
Income Taxes	5,222	4,088
Total Current Liabilities	318,292	323,366

Long-Term Debt	150,000	200,000
Deferred Rent	36,150	35,412
Other Liabilities	51,290	35,579
Shareholders’ Equity	499,793	418,681
	$1,055,525	$1,013,038

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005

Net Sales	$676,812	$617,676	$1,831,669	$1,692,439
Cost of Goods Sold	406,828	378,223	1,114,668	1,026,734

Gross Profit	269,984	239,453	717,001	665,705
- % of Sales	39.9%	38.8%	39.1%	39.3%

Selling & Administrative Expenses	227,968	208,058	630,125	600,468
- % of Sales	33.7%	33.7%	34.4%	35.5%

Operating Earnings	42,016	31,395	86,876	65,237

Interest Expense, Net	3,660	5,023	11,805	12,946

Earnings Before Income Taxes	38,356	26,372	75,071	52,291

Income Tax Provision	11,449	6,600	22,942	24,657

NET EARNINGS	$26,907	$19,772	$52,129	$27,634

Basic Net Earnings per Common Share	$0.95	$0.72	$1.86	$1.02

Diluted Net Earnings per Common Share	$0.93	$0.70	$1.80	$0.97

Basic Number of Shares	28,229	27,321	28,054	27,217

Diluted Number of Shares	29,054	28,430	29,030	28,393

SCHEDULE 3
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands)	Thirty-nine Weeks Ended
	October 28, 2006	October 29, 2005

OPERATING ACTIVITIES:
Net earnings	$52,129	$27,634
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	30,954	29,329
Share based compensation expense	7,270	1,499
Loss on disposal or impairment of facilities and equipment	2,053	2,251
Provision for doubtful accounts	709	28
Foreign currency transaction losses	142	10
Changes in operating assets and liabilities:
Receivables	30,746	(2,609)
Inventories	(19,632)	21,720
Prepaid expenses and other current assets	719	(3,117)
Trade payables and accrued expenses	(11,922)	959
Income taxes	1,394	(3,349)
Deferred rent	(69)	1,357
Deferred income taxes	732	2,363
Other, net	(47)	3,839

Net cash provided by operating activities	95,178	81,914

INVESTING ACTIVITIES:
Acquisition cost, net of cash received	(22,700)	(206,026)
Capital expenditures	(37,507)	(26,514)
Other	-	531

Net cash used by investing activities	(60,207)	(232,009)

FINANCING ACTIVITIES:
Decrease in borrowings under Revolving Credit Agreement	(29,500)	(24,500)
Proceeds from issuance of senior notes	-	150,000
Debt issuance costs	-	(4,733)
Proceeds from stock options exercised	7,874	2,061
Tax benefit related to share-based plans	6,568	864
Dividends paid	(6,842)	(5,507)

Net cash (used) provided by financing activities	(21,900)	118,185

Effect of exchange rate changes on cash	153	569

Increase (decrease) in cash and cash equivalents	13,224	(31,341)

Cash and cash equivalents at beginning of period	34,288	79,448

Cash and cash equivalents at end of period	$47,512	$48,107

Table 1: Reconciliation of Third Quarter GAAP Net Earnings to Adjusted Net Earnings

dollars in thousands, except for per share data
	3rd Quarter 2006*		3rd Quarter 2005
	After-tax $	Per diluted share	After-tax $	Per diluted share
Net earnings	$26,907	$0.93	$19,772	$0.70

Costs related to withdrawal from Bass license	1,400	0.04
Charges related to closing Naturalizer stores			3,229	0.11
Adjusted net earnings	$28,307	$0.97	$23,001	$0.81

*Third quarter fiscal 2006 includes stock option expense of $0.04 per share with no related expense in the third quarter of fiscal 2005

Table 2: Reconciliation of First Nine Months GAAP Net Earnings to Adjusted Net Earnings

dollars in thousands, except for per share data
	Nine Months 2006*		Nine Months 2005
	After-tax $	Per diluted share	After-tax $	Per diluted share
Net earnings	$52,129	$1.80	$27,634	$0.97

Strategic initiatives costs	1,231	0.04
Insurance recoveries, net	(4,432)	(0.15)
Costs related to withdrawal from Bass license	1,400	0.04
Charges related to closing Naturalizer stores			5,027	0.18
Tax provision related to repatriation of foreign earnings			9,564	0.34
Bridge loan fee associated with Bennett acquisition			635	0.02
Adjusted net earnings	$50,328	$1.73	$42,860	$1.51

*First nine months fiscal 2006 includes stock option expense of $0.11 per share with no related expense in the first nine months of fiscal 2005

Table 3: Reconciliation of Fourth Quarter and Fiscal 2006 EPS Guidance (GAAP Basis) to Adjusted to Exclude Certain Charges and Recoveries (Non-GAAP)

The following is a reconciliation of our fourth quarter and full-year EPS guidance from GAAP estimated EPS to Adjusted Net Earnings per Diluted Share:

	Estimated 4th Quarter 2006		4th Quarter 2005
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

Net Earnings*	$0.48	$0.53	$0.47

Charges / Other Items:

Strategic initiative costs	0.14	0.14	-

Incremental Bass exit losses	0.03	0.03	-

Tax repatriation charge	-	-	0.09

Naturalizer store closing charges	-	-	0.15

Total Charges / Items	0.17	0.17	0.24

Adjusted Net Earnings	$0.65	$0.70	$0.71

	Estimated Fiscal 2006		Fiscal 2005
	Diluted EPS (low)	Diluted EP S (high)	Diluted EPS

Net Earnings*	$2.28	$2.33	$1.45

Charges / Other Items:

Strategic initiative costs	0.18	0.18	-

Incremental Bass exit losses	0.07	0.07	-

Insurance recoveries, net	(0.15)	(0.15)

Naturalizer store closing charges	-	-	0.33

Tax repatriation charge	-	-	0.42

Bridge loan fee	-	-	0.02

Total Charges / Items	0.10	0.10	0.77

Adjusted Net Earnings	$2.38	$2.43	$2.22

*Inclusive of estimated stock option expense of $0.04 and $0.15 per share for the Fourth Quarter and Full Year 2006, respectively with no related expense in the Fourth Quarter and Full Year 2005.